Exhibit 99.1

805 SW Broadway Portland, OR 97205 503.821.5100 Fax: 503.821.5107	NEWS RELEASE Release No. 140-11-3 Contact: David Dugan (Media Relations) 503.821.5285 Bill Hebert (Investor Relations) 503.821.5100

FOR RELEASE AT 8:00 A.M. (EST) MONDAY, NOV. 17, 2003

LP Announces Tender Offer and Consent Solicitation for 10.875% Notes Due 2008

Portland, Ore. (Nov. 17, 2003) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today that it has commenced a tender offer and consent solicitation for any and all of its outstanding 10.875% Senior Subordinated Notes due 2008 (“Notes”).

“Our intent is to reduce our overall level of indebtedness and interest expense through the acquisition of these Notes,” said Curt Stevens, LP’s executive vice president of administration and chief financial officer.  “We also expect to enhance our future operating and financial flexibility by relaxing the restrictive covenants associated with these Notes.”

The tender offer and consent solicitation are subject to the terms and conditions set forth in LP’s Offer to Purchase and Consent Solicitation Statement dated November 17, 2003, including minimum tender and minimum consent conditions.  The consent solicitation will expire at 9:00 a.m. EST on December 2, 2003 (as such date may be extended, the “Consent Date”), and the tender offer will expire at 9:00 a.m. EST on December 16, 2003 (as such date may be extended, the “Expiration Date”).  The principal amount of the Notes outstanding is $200 million.

Holders of Notes are being asked to consent to amendments that will suspend substantially all of the restrictive covenants contained in the indenture governing the Notes, subject to our maintenance of specified corporate credit ratings, and relax certain other restrictive covenants of the indenture.

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On the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, and subject to a reservation of rights to amend, extend, or terminate the tender offer and/or the consent solicitation, LP is offering:

•                  A consent payment of $10 and a tender price of $1,170 per $1,000 of principal amount of Notes for valid tenders and the related consents received by the Consent Date;

•                  A consent payment of $10 per $1,000 of principal amount of Notes for valid consents received prior to the Consent Date without a tender of the related Notes; or

•                  A tender offer price of $1,170 per 1,000 of principal amount of Notes for valid tenders of Notes received after the Consent Date but by the Expiration Date.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes and does not set forth all the terms and conditions of the tender offer and consent solicitation.  Holders of Notes should carefully read LP’s Offer to Purchase and Consent Solicitation Statement and the accompanying materials for a complete description of all terms and conditions before any decision is made with respect to the tender offer and consent solicitation.  LP does not make any recommendation as to whether or not any Holder should tender Notes or consent to the proposed amendments.  Additional information concerning the terms and conditions, and the procedure for tendering Notes and delivering consents, may be obtained from UBS Securities LLP, at 677 Washington Blvd., Stamford, Connecticut 06901, (203) 719-4210 or toll-free (888) 722-9555, extension 4210, Attention:  Liability Management Group.  Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from D.F. King & Co., Inc., at 48 Wall Street, New York, New York 10005, (888) 628-9011.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s web site at www.lpcorp.com for additional information on the company.

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FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters.  These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.